Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A
 (Form Type)

Atreca, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$9,379,194.52	0.0001476	$1,384.37
Fees Previously Paid	–		–
Total Transaction Valuation	$9,379,194.52		$9,379,194.52
Total Fees Due for Filing			$1,384.37
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$1,384.37

(i)          Title of each class of securities to which transaction applies:

Class A common stock, $0.0001 par value per share, of the Registrant (“Class A common stock”) and Class B common stock, $0.0001 par value per share, of the Registrant (“Class B common stock”).

(ii)         Aggregate number of securities to which transaction applies:

Not applicable.

(iii)        Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transactions (the “Total Consideration”) was calculated based on the sum of: (i) $7,000,000 payable to Atreca, Inc., a Delaware corporation (the “Company”), upon the achievement of certain clinical-based milestone events set forth in, subject to and in accordance with the terms and conditions of, a Contingent Value Rights Agreement substantially in the form attached as Exhibit D to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated December 22, 2023, by and between the Company and Immunome, Inc., a Delaware corporation, and (ii) the product of (a) the highest estimated initial liquidating distribution to the Company’s stockholders of $0.06 per share of Class A common stock and Class B common stock, respectively, and (b) 39,653,242 shares outstanding of Class A common stock and Class B common stock (based on the sum of (i) 38,438,284 shares outstanding of Class A common stock as of April 10, 2024 and (ii) 1,214,958 shares outstanding of Class B common stock as of April 10, 2024). The $5,500,000 payable to the Company at the closing of the Asset Sale (as defined in the attached proxy statement) pursuant to the Asset Sale Agreement is reflected in the Company’s calculation of the highest estimated initial liquidating distribution for purposes of this filing fee calculation. Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001476 multiplied by the Total Consideration.